Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150788 and 333-161601 on Form S-3 and No. 333-143065, 333-145476, 333-152972 and 333-157957 on Form S-8 of our reports dated March 16, 2010, relating to the consolidated financial statements of Molecular Insight Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), and the effectiveness of Molecular Insight Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Molecular Insight Pharmaceuticals, Inc. for the year ended December 31, 2009.

/s/ Deloitte &Touche LLP

Boston, Massachusetts

March 16, 2010